SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))

[X] Definitive proxy statement

[_] Definitive additional materials

[_] Soliciting material pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               KRONOS INCORPORATED
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                              KRONOS INCORPORATED
                                400 FIFTH AVENUE
                          WALTHAM, MASSACHUSETTS 02451

                                                               December 11, 1998


Dear Stockholder:

     We cordially invite you to attend our 1999 annual meeting of stockholders, which will be held at 10:00 a.m. on january 29, 1999 at the offices of the Company, 400 Fifth Avenue, Waltham, Massachusetts 02451.
     At this meeting you are being asked to elect two Class I Directors and ratify the selection of Ernst & Young LLP as independent auditors for the Company for the 1999 fiscal year. Please read the enclosed Proxy Statement, which describes the nominees for Director and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.
     We hope you will join us on January 29 for our annual meeting, but we know that every stockholder will not be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.
                                       Sincerely,
                                       MARK S. AIN
                                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                               KRONOS INCORPORATED
                                400 FIFTH AVENUE
                          WALTHAM, MASSACHUSETTS 02451

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 29, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of Kronos Incorporated (the "Company") will be held at the offices of the Company, 400 Fifth Avenue, Waltham, Massachusetts 02451, on January 29, 1999 at 10:00 a.m. for the following purposes:

         1. To elect two Class I Directors for the ensuing three years.

         2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1999 fiscal year.

         3. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

     Only stockholders of record at the close of business on December 3, 1998 will be entitled to notice of and to vote at the Annual Meeting and any and all adjourned sessions thereof. the stock transfer books of the Company will remain open.

                                        By Order of the Board of Directors,
                                        PAUL A. LACY, CLERK

Waltham, Massachusetts
December 11, 1998

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               KRONOS INCORPORATED
                                400 FIFTH AVENUE
                          WALTHAM, MASSACHUSETTS 02451

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 29, 1999

     The enclosed form of proxy is solicited on behalf of the Board of Directors of Kronos Incorporated ("Kronos" or the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of the Company, 400 Fifth Avenue, Waltham, Massachusetts 02451, on January 29, 1999 at 10:00 a.m. and at any and all adjourned sessions thereof. A proxy may be revoked by a stockholder, at any time before it is voted, (i) by returning to the Company another properly signed proxy bearing a later date, (ii) by otherwise delivering a written revocation to the Clerk of the Company, or (iii) by attending the Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting in accordance with the instructions contained therein. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.

     The expense of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers and regular employees of the Company, without additional remuneration, may solicit proxies by telephone, telegram and personal interviews from brokerage houses and other shareholders. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies and will pay that firm a fee of $3,500 plus expenses. The Company will also reimburse brokers and other persons for their reasonable charges and expenses incurred in forwarding soliciting materials to their principals.

     The Annual Report of the Company for the fiscal year ended September 30, 1998, is being mailed to the Company's stockholders with this Notice and Proxy Statement on or about December 11, 1998.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE TREASURER, KRONOS INCORPORATED, 400 FIFTH AVENUE, WALTHAM, MASSACHUSETTS 02451.

                      VOTING SECURITIES AND VOTES REQUIRED

     On December 3, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 8,354,735 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). each share is entitled to one vote.

     The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and properly cast on a matter is required for the ratification of the selection of Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the current fiscal year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of September 30, 1998 (except as otherwise indicated) by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below and
(iv) all Directors and executive officers of the Company as a group.

     The number of shares beneficially owned by each Director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 1998 (except as otherwise indicated) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                                                                 Percentage of
                                                                 Shares of Common Stock          Common Stock
                                                                   Beneficially Owned             Outstanding
Name and Address
Wanger Asset Management, L.P. and
 Wanger Asset Management, Ltd.
 227 W. Monroe Street, Suite 3000
 Chicago, Illinois 60606..........                              1,292,400(1)(3)                  15.6%

Fidelity Entities
 82 Devonshire Street
 Boston, Massachusetts 02109-3614.                                674,800(2)                      8.1%

Acorn Fund, a Series of the Acorn Investment Trust
 227 W. Monroe Street, Suite 3000
 Chicago, Illinois 60606..........                                650,000(3)(1)                   7.9%

Palisade Capital Management, L.L.C.
 One Bridge Plaza
 Fort Lee, NJ 07024................                               565,950(4)                      6.8%

Wellington Management Company, LLP
 75 State Street
 Boston, MA 02109.................                                524,200(5)                      6.3%
Mark S. Ain*......................                                540,814(6)(8)                    6.4%
W. Patrick Decker*................                                 45,801(8)                        ^
Richard J. Dumler*................                                138,016(7)(8)                    1.7%
D. Bradley McWilliams*............                                128,585(8)                       1.6%
Lawrence Portner*.................                                  3,800(8)                        ^
Samuel Rubinovitz*................                                  6,200(8)                        ^
Aron J. Ain.......................                                 46,744(8)                        ^
Paul A. Lacy......................                                 38,077(8)                        ^
Laura L. Woodburn.................                                 14,818(8)                        ^
All Directors and executive officers as a group (13
persons)..........................                              1,058,661(9)                     12.3%


  *      Director of the Company
  ^      Less than 1% of the shares of Common Stock outstanding

(1) Represents an aggregate of 1,292,400 shares of Common Stock owned by entities (including 650,000 shares owned by The Acorn Fund) - as to which Wanger Asset Management, L.P. ("WAM") acts as investment advisor. WAM has voting authority and investment discretion with respect to these shares of Common Stock in its capacity as investment advisor to these entities. Also reflects beneficial ownership of Wanger Asset Management, LTD., the general partner of WAM. See also footnote (3) below.
(2)  Represents  an  aggregate  of  674,800  Shares  of Common  Stock  which are beneficially owned by FMR Corp. and as to which FMR Corp. has sole dispositve power, but not sole voting power. These 674,800 shares are also beneficially owned by Fidelity Management and Research Company, as result of its serving as an investment advisor. Of these 674,800 shares, 651,000 shares are owned by one investment company, Fidelity Low Priced Stock Fund.
(3) Acorn Fund, a Series of the Acorn Investment Trust, shares voting power over these shares of Common Stock with WAM, its investment advisor. See also footnote (1) above.
(4) Represents 565,950 shares over which Palisades Capital Management, L.L.C. has voting and investment power. Represents ownership information as of October 2, 1998.
(5) Represents 524,200 shares of Common Stock owned by the investment advisory clients of Wellington Management Company, LLP ("WMC"), with respect to which WMC has shared dispositive power. In addition, WMC has shared voting power for 280,150 shares of such 524,200 shares. Represents ownership information as of June 30, 1998.
(6) Mr. Mark Ain's address is c/o Kronos Incorporated, 400 Fifth Avenue, Waltham, Ma, 02451.
(7) Includes 130,626 shares of Common Stock held by Lambda CFD 1987, L.P. and Lambda III, L.P. of which Lambda Management, L.P. is the sole general partner. Mr. Dumler is a general partner of Lambda Management, L.P.
(8) Includes the following shares of Common Stock issuable upon the exercise of outstanding stock options which may be exercised within 60 days after September 30, 1998: Mr. Mark Ain: 125,900; Mr. Decker: 39,800; Mr. Dumler:
     1,640; Mr. McWilliams: 3,800; Mr. Portner: 200; Mr. Rubinovitz: 200; Mr. Aron Ain: 45,100; Mr. Lacy: 35,550; Ms. Woodburn: 14,000.
(9) Includes 307,590 shares of Common Stock issuable upon the exercise of outstanding stock options held by executive officers and Directors of the Company which may be exercised within 60 days after September 30, 1998. also includes shares of Common Stock held by affiliates of Directors (See footnote (7)).
                              ELECTION OF DIRECTORS

     The Company's Restated Articles of Organization and Amended and Restated By-Laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible. The Class I, Class II and Class III Directors are currently serving until the annual meeting of stockholders to be held in 1999, 2000, 2001, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, Directors are generally elected for a full term of three years to succeed those whose terms are expiring.

     The Board of Directors has voted to fix the number of Directors at seven and to fix the number of Class II Directors at two. There are currently two Class I Directors, one Class II Director and three Class III Directors.

     The Company is in the process of identifying a candidate to fill the Class II vacancy, but does not expect that such candidate will be identified prior to the Annual Meeting. The Company's Restated Articles of Organization and Amended and Restated By-Laws permit the Board of Directors to fill any vacancy on the Board without the approval of the Company's Stockholders. It is currently expected that the Board will identify a suitable candidate and fill the Class II vacancy at some time after the Annual Meeting.

     Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as Class I Directors for a term of three years expiring at the 2002 annual meeting of stockholders and until their respective successors are duly elected and qualified.

     All nominees are currently serving as Directors of the Company. If any nominee should become unavailable, the enclosed proxy may be voted for a substitute nominee designated by the Board of Directors, unless instructions are given to the contrary. The Board of Directors does not anticipate that any of the nominees will become unavailable. The Company has no nominating committee and all nominations are made by the Board of Directors.

     The following table sets forth the name, age, length of service as a Director of each member of the Board of Directors, including the nominees for Class I Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he serves as a Director. Information with respect to the number of shares of Common Stock beneficially owned by each Director, directly or indirectly, as of September 30, 1998, appears above under the heading "Security Ownership of Certain Beneficial Owners and Management."

                         NOMINEES FOR CLASS I DIRECTORS
                             TERMS EXPIRING IN 2002

D. Bradley McWilliams, 57
DIRECTOR

     D. BRADLEY MCWILLIAMS has served as a Director of the Company since 1993. from 1982 to 1995, Mr. McWilliams held the position of Vice President of Cooper Industries, Inc., a worldwide manufacturer of electrical products, tools and hardware. In 1995, Mr. McWilliams was named Senior Vice President and Chief Financial Officer of Cooper Industries, Inc.

Lawrence Portner, 62
DIRECTOR

     Lawrence Portner has served as a Director of the Company since 1993. Mr. Portner held the position of Vice President of Software Engineering for Data General Corporation from June 1992 to December 1994 and served as a consultant to Data General from 1988 to June 1992. Prior to that time, Mr. Portner held the position of Vice President and General Manager of Research and Development of Apollo Computer from 1983 to 1986. From 1963 to 1983, Mr. Portner served in various capacities at Digital Equipment Corporation, most recently as Vice President of Strategic Planning.


                                CLASS II DIRECTOR
                              TERM EXPIRING IN 2000

W. Patrick Decker, 51
PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR

     W. Patrick Decker has served as President and Chief Operating Officer of the Company since October 1996, and as a Director since 1997. Previously, he served as Vice President, Marketing and Field Operations of the Company from 1982 until October 1996. From 1981 to 1982, Mr. Decker was General Manager at Commodore Business Machines, Inc.-New England Division, a personal computer manufacturer. From 1979 to 1980, Mr. Decker was a National Sales Manager for the General Distribution Division of Data General Corporation, a computer company.

                               CLASS III DIRECTORS
                             TERMS EXPIRING IN 2001

Mark S. Ain, 55
CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD AND DIRECTOR

     Mark S. Ain, a founder of the Company, has served as Chief Executive Officer, Chairman of the Board and a Director of the Company since its organization in 1977. He also served as President from 1977 through September 1996. From 1974 to 1977, Mr. Ain operated his own consulting company, providing strategic planning, product development and market research services. From 1971 to 1974, he was associated with a consulting firm. From 1969 to 1971, Mr. Ain was employed by Digital Equipment Corporation both in product development and as Sales Training Director. he received a B.S. from the Massachusetts Institute of Technology and an M.M.M. from the University of Rochester. Mr. Ain is a Director of KVH Industries, Inc., a manufacturer of navigation and satellite communications equipment and Park Electrochemical Corporation, a manufacturer of electronic materials used to fabricate printed circuit boards and semiconductor packages. Mr. Ain is the brother of Aron J. Ain, Vice President, Worldwide Sales and Service of the Company.

Richard J. Dumler, 56
DIRECTOR

     Richard J. Dumler has served as a Director of the Company since 1982. Mr. Dumler has been general partner of Lambda Management, L.P., a venture capital investment company, since 1983 and Vice President of Lambda Fund Management Inc., an investment management company, since 1990. He served as First Vice President of Drexel, Burnham, Lambert, Inc. from 1983 to 1990.

Samuel Rubinovitz, 68
DIRECTOR

     Samuel Rubinovitz has served as a Director of the Company since 1985. From 1989 until April 1996, he was a Director of EG&G, Inc., a diversified manufacturer of scientific instruments and electronic, optical and mechanical equipment. In January 1994, Mr. Rubinovitz retired from his position as Executive Vice President of EG&G, a position he had held since 1989. From 1986 to 1989, he was Senior Vice President of EG&G. Mr. Rubinovitz is a Director of the following two companies: Richardson Electronics, Inc., a manufacturer and distributor of electron tubes and semiconductors; and KLA-Tencor Corporation, a manufacturer of high performance instrumentation used in the processing and inspection of semiconductors. Mr. Rubinovitz is also Chairman of the Board of Directors and a Director of LTX Corporation, a manufacturer of instruments used to test semiconductor devices.

BOARD OF DIRECTORS AND COMMITTEES

     The Audit Committee of the Board of Directors, which held two meetings during fiscal year 1998, reviews with management and the independent auditors the Company's annual financial statements, the scope of the audit, any comments made by the independent auditors and such other matters that the Committee deems appropriate. In addition, the Committee reviews the performance and retention of the Company's independent auditors and reviews with management such matters relating to compliance with corporate policies, as the Committee deems appropriate. Messrs. McWilliams and Dumler, neither of whom is an executive officer or employee of the Company, currently serve on the Audit Committee.

     The Compensation and Stock Option Committee of the Board of Directors, which held six meetings during fiscal year 1998, administers the Company's Stock option plans, recommends to the Board of Directors the annual salaries and bonuses of the Company's executive officers and makes recommendations to the Board of Directors with regard to the adoption of any new employee stock benefit plans. Messrs. Rubinovitz, Dumler and Portner, none of whom is an executive officer or an employee of the Company, currently serve on the Compensation and Stock Option Committee. see "Report of the Compensation committee" below.

     During the Company's fiscal year ended September 30, 1998, the Board of Directors of the Company held a total of four meetings. Each Director attended at least 75% of the total number of meetings of the Board of Directors and all committees on which he served.

DIRECTOR COMPENSATION

     Effective May 1, 1997, the compensation paid to non-employee members of the Board of Directors was revised. Each Director who is not a full-time employee of the Company currently receives a quarterly retainer of $1,000 for his services as a Director, $2,000 for each Board meeting attended, and $1,000 for each committee meeting not held on the same day as a Board meeting. In addition, each Director who serves as a Committee Chairman receives a quarterly retainer of $500. Expenses incurred by non-employee Directors to attend Board meetings are paid by the Company. It is also expected that each non-employee Director will receive annually a stock option grant to purchase 1,000 shares of Common Stock at a price equal to fair market value on the date of grant, so long as that Director owns a minimum of 2,000 shares of Common Stock of the Company. On january 30, 1998, each of messrs. dumler, rubinovitz, mcwilliams and portner was awarded a stock option to purchase 1,000 shares of Common Stock at an exercise price of $31.125 per share.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION. The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the three fiscal years ended September 30, 1996, 1997 and 1998 who were serving as executive officers on September 30, 1998 (the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE

                                                   ANNUAL                                 LONG-TERM
                                                COMPENSATION                         COMPENSATION AWARDS
                                  -----------------------------------------      -----------------------------
                                                                Other Annual                       All Other
    Name and                       Salary           Bonus       Compensation     Options/SARs    Compensation
    Position         Year           ($)              ($)           ($)             (#)              ($)(1)
  -------------                   -------         --------    -------------      -------         -------------
Mark S. Ain ......   1998        $331,269        $115,500       $  --             30,000            $1,500
Chief Executive      1997         311,192            --            --             35,000             1,500
 Officer             1996         276,058         110,423          --             27,000             1,200

W. Patrick Decker    1998         245,942          85,750          --             27,000             1,500
President & Chief    1997         230,885            --          47,699(2)        35,000             1,500
 Operating Officer   1996         172,862          69,144          --              7,500             1,200

Aron J. Ain ......   1998         185,712          64,750          --             12,000             1,500
Vice President       1997         175,673            --            --             16,000             1,500
 Worldwide Sales     1996         147,565          59,026          --              7,500             1,200
 and Service

Paul A. Lacy .....   1998         185,712          64,750          --             12,000             1,500
Vice President       1997         175,673            --            --             14,000             1,500
 Finance &           1996         147,565          59,026          --              7,500             1,200
 Administration

Laura L. Woodburn    1998         190,731          66,500          --             20,000             1,500
Vice President       1997         151,442          30,000          --             25,000             1,500
 Engineering(3)


(1) Amounts shown represent matching contributions made by the Company to its 401(k) Savings Plan on behalf of the Named Executive Officers.

(2)     Includes  $43,729  which   represents   reimbursement  of  Mr.  Decker's
        relocation expenses grossed-up for associated tax liabilities.

(3) Ms. Woodburn joined the Company as Vice President for Engineering on November 20, 1996.

                          Option Grants and Exercises

         The following tables summarize option grants and exercises during fiscal year 1998 to or by the Named Executive Officers and the value of the options held by such persons at the end of fiscal year 1998.

                                         OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                              Annual Rates of
                                                                                                Stock Price
                                                                                              Appreciation for
                                            Individual Grants                                  Option Term(2)
                          --------------------------------------------------------         -----------------------
                                         Percent of
                                       Total Options
                           Options      Granted to      Exercise or
                           Granted     Employees in     Base Price       Expiration
     Name                   (#)(1)     Fiscal Year       ($/Sh)            Date            5%($)            10%($)
     ----                 --------     -----------      ----------       ----------        -----            -----
Mark S. Ain ......         30,000        8.67%$          26.50           04/01/02        $195,486         $427,157

W. Patrick Decker.         27,000        7.79%           26.50           04/01/02         175,937          384,442

Aron J. Ain ......         12,000        3.46%           26.50           04/01/02          78,194          170,863

Paul A. Lacy .....         12,000        3.46%           26.50           04/01/02          78,194          170,863

Laura L. Woodburn.         20,000        5.77%           26.50           04/01/02         130,324          284,772



(1) Each option was granted on October 1, 1997 and vests in four equal annual installments commencing one year from the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.





                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR-END OPTION VALUES

                                                                                    Number of             Value of Unexercised
                                                                               Unexercised Options       In-The-Money Options at
                                                                               at Fiscal Year-End           Fiscal Year-End
                                                                                       (#)                       ($)(2)
                                                                              ----------------------     -----------------------
                                                                Value
    Name                             Shares Acquired           Realized            Exercisable/                Exercisable/
    ----                              on Exercise(#)           ($)(1)             Unexercisable                Unexercisable
                                   -------------------    ---------------     ----------------------     -----------------------
Mark S. Ain ......                        31,500               $735,812           100,600/90,400           $2,576,425/1,203,700

W. Patrick Decker.                         7,500                136,375            23,050/64,300                449,275/778,300

Aron J. Ain ......                         7,500                135,300            35,900/34,100                937,950/440,300

Paul A. Lacy .....                        16,500                436,125            26,750/32,500                652,478/421,300

Laura L. Woodburn.                             0                      0             5,000/40,000                 67,000/478,000



(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on September 30, 1998 ($37.00),the last day of the Company's 1998 fiscal year, less the option exercise price.

                        REPORT OF COMPENSATION COMMITTEE

Introduction

         The Company's compensation program for executive officers is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), which is composed of three non-employee Directors, Messrs. Rubinovitz, Dumler and Portner. The Committee is responsible for establishing and administering the policies which govern both annual compensation and equity ownership.

         The Company's executive compensation program reflects input from the Company's Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination concerning the scope and nature of compensation arrangements. The actions of the Compensation Committee are reported to the Company's entire Board of Directors.

         Kronos believes it is important that its stockholders understand the Company's philosophy regarding executive compensation, and how this philosophy manifests itself in the Company's various compensation plans.

Philosophy

         All of Kronos' compensation programs are aimed at attracting and retaining key employees, motivating them to achieve, and rewarding them for above average Company performance. Different programs are geared to short and longer term performance with the goal of increasing stockholder value over the long term.

         Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards, and expectations. Since Kronos believes the performance of every employee is important to the success of the Company, it is mindful of the effect of its executive compensation and incentive programs on all employees.

         The Compensation Committee of Kronos believes that the compensation of Kronos' executives should reflect their success in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, and growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased price for the Company's stock. The Compensation Committee believes that the performance of Kronos' executives in the management of the Company, considered in the light of general economic and specific company, industry, and competitive conditions, should be the basis for the determination of executive compensation, bonuses, and stock option awards. It believes executive compensation should not be based on the short-term performance of the Company's stock, whether favorable or unfavorable, but rather that the price of the Company's stock will, in the long-term, reflect the operating performance of the Company, and ultimately, the management of the Company by its executives. The Company seeks to have the long-term performance of the Company's stock reflected in executive compensation through the Company's stock option and other equity incentive programs.

Programs

         Kronos   currently   has  three  major   components  to  its  executive
compensation plans: salary, bonus and stock option and other equity incentive programs.

Salary

         In determining appropriate salary levels for executives, the Compensation Committee primarily takes into account salary compensation at comparably sized companies in the electronics and software industries. To track this, the Committee relies on salary surveys conducted by third parties and its own knowledge of compensation at companies in the Boston, Massachusetts area.

         The Committee's goal is to establish base salary compensation in the upper half of the range of salaries for executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success, but not at the highest levels. The Company believes this gives it the opportunity to attract and retain talented managerial employees both at the level of Vice President and below. At the same time, this level of salary allows the Company to have a bonus plan based on performance without raising executive compensation beyond levels which the Company believes are appropriate.

Bonus

         Kronos' cash bonus plan is aimed at rewarding its executives for the achievement of shorter term Company financial goals, primarily increases in the Company's pre-tax income. The Company's philosophy is to reward its senior executives as a group if the goals are achieved. The maximum bonus payable for fiscal 1998 ranged between 10 to 50% of base salary, depending on the achievement of financial goals, including the level of pre-tax income reached by the Company. The Company believes this level of award strikes the right balance between incentive and reward, without offering undue incentives to management to make short-term decisions that could be harmful in the long run. Early in the Company's fiscal year, the Compensation Committee sets guidelines for the awards based upon achievement of financial goals, including the level of pre-tax income, and based upon its own assessment of the ability of the Company to achieve the Company's annual financial plan, in light of economic conditions and other factors. It is the general philosophy of the Board that management be rewarded for their performance as a team in the attainment of these goals, rather than individually.

         While the cash bonus plan is based on the attainment of certain financial goals, awards under the plan for any individual or the officers as a group are entirely at the discretion of the Compensation Committee, who may choose to award the bonus or not, in light of all relevant factors after completion of the Company's fiscal year.

Stock Option and Equity Incentive Programs

         The Company intends that its stock option program be its primary vehicle for offering long-term incentives and rewarding its executives and key employees. Kronos believes that stock options are the compensation mechanism which works most effectively to align the interests of the Company's management and shareholders. The goal of the program has been to enable members of the program to participate in the success of the Company in line with their contributions. Kronos desires that senior executives achieve a meaningful equity stake in the Company through their participation in the option program.

         Much has been written about the value of stock options at the time they are granted. In Kronos' case, in order to make their past options valuable, members of management worked over an extended period of time to build the Company, the success of which at the time the options were granted was hardly assured. Given the price earnings multiple of Kronos stock, management will have to achieve substantial ongoing earnings growth for their options to have meaningful value. This also is not assured and will require dedication and effort similar to that put forth in the past. Kronos seeks to ensure this through continuing grants of stock options.

         Stock options are granted to key employees based upon prior performance, the importance of retaining their services for the Company, and the potential for their performance to help the Company attain its long-term goals. There is no set formula for the award of options to individual executives or employees. The award of stock options is generally done annually in conjunction with the Compensation Committee's formal review of the individual performance of its key executives, including its Chief Executive Officer, and their contributions to the Company.

         In the past, Kronos has annually granted options to purchase between 2% and 5% of the Company's outstanding shares on a fully-diluted basis. Of this amount, approximately half have been granted to the Company's executive officers and key managers, and the balance to key employees. The Compensation Committee currently expects to continue this general practice in the future.

         In connection with its equity incentive plan, participants may use shares to exercise their options or to pay taxes on nonstatutory options. In addition, the Company has a cash loan program available to its officers under which, given certain circumstances, up to $50,000 may be borrowed using Kronos shares as collateral. The purpose of these programs is to encourage the officers to hold rather than sell their Kronos shares.

         The Employee Stock Purchase Plan is designed to appeal primarily to non-executive Kronos employees and is not intended to be a meaningful element in executive compensation.

Summary of Compensation of Chief Executive Officer

         In fiscal year 1998, Mark S. Ain, the Company's Chief Executive Officer, received a salary of $331,269 and bonus compensation of $115,500. In deciding whether or not bonus compensation would be paid for fiscal year 1998, the Compensation Committee reviewed whether certain of the Company's financial goals established at the beginning of fiscal year 1998 had been attained. On October 14, 1998, Mr. Ain was granted stock options to purchase 30,000 shares of Common Stock at a price of $27.625 per share, the fair market value on the date of the grant, based on Mr. Ain's performance in fiscal year 1998. These options vest at the rate of 7,500 shares per year, beginning on the first anniversary date of the grant. In determining the number of shares covered by the options granted to Mr. Ain, the Compensation Committee evaluated Mr. Ain's prior performance, the importance of retaining his services for the Company, and his potential to help the Company attain its long-term goals.

         The Company does not believe that Section 162(m) of the Internal Revenue Code, as amended (the "Code"), which disallows a tax deduction for certain compensation in excess of $1 million, will generally have an effect on the Company.

Compensation Committee Interlocks and Insider Participation

         No member of the Compensation Committee was at any time during the past fiscal year, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. No executive officer of the Company has served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a Director of or member of the Compensation Committee of the Company.


                          COMPARATIVE STOCK PERFORMANCE

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative return of (i) the Nasdaq Stock Market - U.S. Index (the "Nasdaq Composite Index"), and (ii) the Hambrecht & Quist Technology Index (the "Industry Index") during the five-year period ended September 30, 1998. The graph assumes the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Industry Index and assumes dividends are reinvested. Measurement points are the last days of the Company's fiscal years ended September 30, 1994, 1995, 1996, 1997 and 1998, and the last trading days of each of the other months in the Company's 1994, 1995, 1996, 1997 and 1998 fiscal years.

                      Kronos              Hanbrecht & Quist        Nasdaq Stock
      DATES        Incorporated           Technology Index       Market -U.S. Index
      Sep-93          100.00                   100.00                    100.00
      Oct-93          93.42                    101.71                    102.25
      Nov-93          82.89                    103.21                    99.20
      Dec-93          89.47                    105.52                    101.97
      Jan-94          77.63                    112.03                    105.06
      Feb-94          86.84                    115.73                    104.08
      Mar-94          81.58                    109.41                    97.68
      Apr-94          85.53                    106.59                    96.41
      May-94          86.84                    106.90                    96.65
      Jun-94          82.24                    100.09                    93.11
      Jul-94          92.11                    103.82                    95.02
      Aug-94          94.74                    114.50                    101.08
      Sep-94          102.63                   114.13                    100.83
      Oct-94          119.74                   124.59                    102.81
      Nov-94          123.03                   123.52                    99.40
      Dec-94          136.84                   126.75                    99.67
      Jan-95          136.84                   124.90                    100.24
      Feb-95          143.42                   135.72                    105.54
      Mar-95          151.97                   141.94                    108.67
      Apr-95          160.53                   152.57                    112.10
      May-95          171.05                   158.03                    114.99
      Jun-95          195.39                   177.06                    124.31
      Jul-95          239.47                   193.23                    133.45
      Aug-95          243.42                   195.44                    136.15
      Sep-95          243.42                   200.10                    139.28
      Oct-95          242.11                   202.91                    138.48
      Nov-95          228.95                   200.42                    141.73
      Dec-95          250.00                   189.52                    140.97
      Jan-96          268.42                   192.32                    141.67
      Feb-96          245.11                   201.96                    147.06
      Mar-96          201.32                   193.17                    147.54
      Apr-96          234.87                   219.87                    159.78
      May-96          254.61                   223.19                    167.12
      Jun-96          280.26                   206.93                    159.59
      Jul-96          218.09                   185.66                    145.35
      Aug-96          234.87                   196.90                    153.50
      Sep-96          242.76                   219.66                    165.24
      Oct-96          229.93                   216.52                    163.41
      Nov-96          225.00                   242.05                    173.51
      Dec-96          252.63                   235.55                    173.36
      Jan-97          260.53                   260.77                    185.68
      Feb-97          215.13                   239.48                    175.41
      Mar-97          138.16                   224.52                    163.96
      Apr-97          169.74                   232.83                    169.08
      May-97          205.26                   267.87                    188.24
      Jun-97          217.11                   270.24                    194.01
      Jul-97          193.42                   313.72                    214.48
      Aug-97          214.14                   314.61                    214.16
      Sep-97          204.28                   327.51                    226.81
      Oct-97          228.95                   292.53                    215.07
      Nov-97          246.71                   289.48                    216.15
      Dec-97          243.25                   276.16                    212.69
      Jan-98          245.72                   293.86                    219.36
      Feb-98          272.37                   328.81                    239.96
      Mar-98          277.30                   334.37                    248.81
      Apr-98          284.21                   347.39                    253.03
      May-98          282.24                   322.04                    239.14
      Jun-98          286.18                   342.32                    256.00
      Jul-98          274.34                   338.00                    253.23
      Aug-98          293.09                   265.83                    203.73
      Sep-98          292.11                   304.30                    231.84


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young as the Company's independent auditors for the current fiscal year. Ernst & Young has served as the Company's independent auditors since 1979. Although stockholder approval of the Board of Directors' selection of Ernst & Young is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Ernst & Young.

         A representative of Ernst & Young is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and intended to be presented for consideration at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than August 13, 1999 in order to be considered for inclusion in the Company's proxy material for that meeting.

         The Company's Amended and Restated By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as Directors. A notice regarding stockholder nominations for Director must be received by the Company not less than 60 days nor more than 90 days prior to the applicable stockholder meeting, provided, however, that in the event the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 70 days prior to the meeting, the notice must be received by the Company not later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any Director nomination not made in compliance with such advance notice requirements. The Company has not publicly announced the date of the 2000 Annual Meeting prior to the mailing of this Notice and Proxy Statement. Accordingly, an appropriate notice from a stockholder regarding nominations for Director to be acted on at the 2000 Annual Meeting must be received by the Company within ten days of this mailing.

Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders that are not submitted pursuant to Exchange Act Rule 14a-8 or are not stockholder nominations of candidates for election as Directors must be received by the Company not later than October 27, 1999.

                                 OTHER BUSINESS

         The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.


                       By Order of the Board of Directors,
                       PAUL A. LACY, CLERK



DECEMBER 11, 1998

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY
FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.


--------
|  X   |PLEASE MARK VOTES AS IN THIS EXAMPLE
--------
                                                                                                        For Both  With-  For Both
-------------------------------------                                                                   Nominees   hold  Except
     KRONOS  INCORPORATED                                   1. To elect the following persons            [_]       [_]    [_]
-------------------------------------                           as Class I Directors
                                                               (except as marked below):

                                                                   D. Bradley McWilliams
                                                                   Lawrence Portner

Mark box at right if an address change or comment
has been noted on the reverse side of this card  [_]           If you do not wish your shares voted
                                                                "For" a particular nominee, mark the
                                                                "For Both Except" box and strike a
                                                                line through the name of that nominee.
                                                                Your shares will be voted for the
                                                                remaining nominee.
        RECORD DATE SHARES:                                                                              For    Against     Abstain
                                                             2. To ratify the selection of Ernst &       [_]      [_]         [_]
                                                                Young LLP as the Company's
                                                                independent auditors for the
                                                                1999 fiscal year.
                                                                                                         For    Against     Abstain
                                                             3. To transact such other business as may   [_]      [_]         [_]
                                                                properly come before the meeting or any
                                                                and all adjourned sessions of the meeting.

                                                ---------------------
Please be sure to sign and date this Proxy      | Date               |
                                                ---------------------
---------------------------------------------------------------------
|                                                                    |
|                                                                    |
---------------------------------------------------------------------
        Stockholder sign here                      Co-owner sign here


DETACH CARD                                                        DETACH CARD
                                             KRONOS INCORPORATED
        Dear Stockholder,

        Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

        Your vote must be received prior to the Annual Meeting of Stockholders of the Company on Friday, January 29, 1999. Thank you in advance for your prompt consideration of these matters.

        Sincerely,

        Kronos Incorporated

                               KRONOS INCORPORATED
                  Proxy for the Annual Meeting of Stockholders
                         to be held on January 29, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoint(s) Mark S. Ain and Paul A. Lacy, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of Kronos Incorporated (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 400 Fifth Avenue, Waltham, Massachusetts on Friday, January 29, 1999 at 10:00 a.m., or any adjourned sessions thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for proposals 1, 2 and 3. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised.


--------------------------------------------------------------------------------
|PLEASE  VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY  IN THE  ENCLOSED  |
|ENVELOPE.                                                                     |
--------------------------------------------------------------------------------
|Please sign this proxy  exactly as your  name(s) appear(s) on the reverse side|
|hereof. Joint owners should each sign personally.  Trustees and other         |
|fiduciaries should indicate the capacity in which they sign, and where more | |than one name appears, a majority must sign. If a corporation, this signature| |should be that of an authorized officer who should state his or her title. |
--------------------------------------------------------------------------------

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